UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Pebblebrook Hotel Trust
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated, and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction.
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 30, 2017
The following information supplements the proxy statement (the “Proxy Statement”) of Pebblebrook Hotel Trust (the “Company”) filed with the U.S. Securities and Exchange Commission on April 28, 2017 and furnished to holders of the Company’s common shares of beneficial interest in connection with the solicitation of proxies by the Board of Trustees of the Company (the “Board”) for the 2017 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “2017 Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement.
This information is being furnished in response to a report issued by a third-party proxy advisory service. The advisory service’s voting recommendations to its clients were consistent with all of the Board’s recommendations for the proposals in the Proxy Statement with one exception. For Proposal 1 ‑ Election of Trustees, the advisory service recommended to withhold votes from four highly qualified and experienced trustee nominees, who collectively comprise our Nominating and Corporate Governance Committee, based solely on the advisory service’s new policy concerning binding proposals to amend bylaws. The “withhold” recommendation was made despite the facts that (i) at last year’s annual meeting, our shareholders overwhelmingly rejected a proposal that would have satisfied the proxy advisory service’s policy; and (ii) in 2016, the Board, upon the recommendation of the Nominating and Corporate Governance Committee itself, granted our shareholders both the right to amend our bylaws and the right to proxy access.
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Proposal 1 - Election of Trustees
The Board reiterates its recommendation that you vote “FOR ALL” in Proposal 1, to vote for all of the trustee nominees, including those who are members of the Nominating and Corporate Governance Committee.
Our shareholders have the right to proxy access and the right to submit binding proposals to amend our bylaws. Our shareholders also have the right to submit non-binding proposals to amend our bylaws or take other action.

•	In 2016, we granted our shareholders the right to proxy access under the “3/3/20/20” model for eligibility criteria - we are one of the first lodging REITs to provide this right

•
In 2016, we granted our shareholders the right to submit binding proposals to amend our bylaws under the “3/3/20” model for eligibility criteria - only the Board could amend our bylaws before this time

•	Since our IPO, our shareholders have had, and continue still to have, the right to make non-binding (precatory) proposals to amend our bylaws under the Rule 14a-8 eligibility criteria

•	Since our IPO, our shareholders have had, and continue still to have, the right to make non-binding (precatory) proposals regarding other matters under the Rule 14a-8 eligibility criteria
At the 2016 Annual Meeting, our shareholders overwhelmingly rejected - by over two to one - a Union proposal for a right to submit binding proposals to amend our bylaws without reasonable proponent eligibility criteria.
At our 2016 annual meeting of shareholders, our shareholders overwhelmingly voted to reject a proposal by the Union to allow shareholders owning only a de minimis amount of the outstanding Common Shares to make binding proposals to amend our bylaws. The Union had proposed that we amend our bylaws to permit shareholders to make binding proposals to amend our bylaws, even if shareholder proponents have held for only one year just $2,000 worth of Common Shares, which is the equivalent of less than 0.0001% of the outstanding Common Shares. After careful consideration, the Board determined that the proposal was not in the best interests of the Company and recommended that shareholders vote against the proposal. At the annual meeting, the proposal was defeated by a shareholder vote of 46.7 million (70%) “against” and only 20.1 million (30%) “for.”
Following extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, in November of 2016 we gave our shareholders both the right to amend our bylaws and the right to proxy access, in each case with reasonable proponent eligibility criteria supported by our shareholders.
Throughout the year, our senior executives communicate extensively with our shareholders and prospective shareholders on topics ranging from financial and operational performance to corporate governance matters. In 2016 alone, our senior executives held over 275 in-person meetings and hundreds of telephone conversations with institutional shareholders and prospective shareholders. Our executives met or spoke with shareholders who collectively held over 75% of the outstanding Common Shares.
At many of such meetings and conversations, shareholders expressed support for having (i) a right to proxy access and (ii) a right to submit binding proposals to amend our bylaws, provided that in each case shareholder proponents first meet reasonable eligibility criteria based on ownership of Common Shares.
In November of 2016, our Nominating and Corporate Governance Committee determined that it was in the best interests of the Company to grant those two rights to shareholders and recommended to our Board that it make the same determination. The Board, upon that recommendation, did make the same determination. Therefore, the Board approved amended and restated Bylaws providing for those rights, in each case with reasonable proponent eligibility standards as to a minimum amount of Common Share ownership for a minimum period of time, i.e., the so-called “3/3/20/20” model that has been adopted by many other companies with respect to proxy access. As a result, shareholders meeting these eligibility requirements are now able to include in our proxy statements their nominees for trustees and their binding proposals to amend our bylaws. In addition, shareholders who meet the minimal ownership requirements of Rule 14a-8 may still submit non-binding proposals to amend our bylaws or to recommend the Board or the Company take other action.
We have demonstrated a strong commitment to sound corporate governance practices and remain committed to sound corporate governance practices going forward.

As set forth in part in summary on pages 11 through 13 of the Proxy Statement and in more detail elsewhere in the Proxy Statement, we are committed to what we believe are sound corporate governance practices, including, among others, the following:

•	We support shareholder proposals when appropriate - the Board supports the shareholder proposal this year to adopt a majority voting standard for uncontested trustee elections;

•	Our shareholders have a right to proxy access - we are one of the first lodging REITs to provide this right;

•
Our shareholders have a right to submit binding proposals to amend our bylaws - a response to discussions with shareholders; provides for reasonable proponent eligibility requirements similar to those of proxy access;

•	Our shareholders have a right to submit non-binding proposals to amend our bylaws or to recommend the Board or the Company take other action - pursuant to Rule 14a-8;

•	We have share ownership guidelines for executives - 5x for our CEO, 3x for our CFO and CIO;

•	We have share ownership guidelines for trustees - 3x for our independent trustees;

•	Our Board is not classified;

•	Our Board is prohibited from becoming classified without shareholder approval - we opted out of the classified board provision of Maryland's Unsolicited Takeovers Act;

•	We have a Compensation Clawback Policy;

•	We have a Trustee Resignation Policy; and

•	We have a Lead Trustee who is not the Chairman of the Board.
All four current members of our Nominating and Corporate Governance Committee are highly experienced, independent trustees who have made significant contributions to the Board and the successful oversight of the Company.
It is plainly unreasonable for anyone to recommend, irrespective of the nominees’ qualifications and actions as trustees, a withhold vote for the four members of the Nominating and Corporate Governance Committee simply and solely because of any focused and rigid policy with respect to the reasonable proponent eligibility criteria the Board established when providing shareholders the right to submit binding proposals to amend our bylaws.
The Proxy Statement describes each nominee’s specific experience and tremendous expertise, qualifications, attributes and skills. In addition, we believe that all of our trustee nominees have reputations for integrity, honesty and adherence to high ethical standards. Each trustee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and the Board.
The Proxy Statement provides more detail, but, in summary:

•
Ron E. Jackson is President and Chief Executive Officer of Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations, and was the President and Chief Operating Officer of Resort Condominiums International, a Cendant Company with 2,600 resorts in 109 countries.

•
Phillip M. Miller is Senior Vice President of Global Payment Relations and Sponsorships for First Data Corporation, responsible for managing First Data’s relationships with its payment networks and bank sponsors, globally.

•
Michael J. Schall is President and Chief Executive Officer of Essex Property Trust, Inc., a publicly traded multifamily REIT and an S&P 500 company, and is a member of its Board of Directors. Mr. Schall was ranked on Institutional Investor’s 2017 All-America Executive Team as Best CEO of REITs (#1 sell-side and #2 overall).

•	Earl E. Webb is President of U.S. Operations for Avison Young, LLC, a Canada-based commercial real estate company, and is a member of the Executive Committee of Avison's Board of Directors.
To withhold votes from these four current members of the Nominating and Corporate Governance Committee would be to withhold votes from all of the independent trustees who, after taking into consideration the results of last year's annual meeting of shareholders and feedback from numerous shareholders, unanimously recommended that the Board grant shareholders both the right to proxy access and the right to submit binding proposals to amend our bylaws.

In establishing reasonable eligibility criteria in connection with granting our shareholders both the right to proxy access and the right to submit binding proposals to amend our bylaws, and in recommending that shareholders vote for all of the trustee nominees, the Board did what it determined was in the best interests of the Company.
For the reasons stated above and those included in the Proxy Statement, the Board reiterates its recommendation that you vote “FOR ALL” in Proposal 1, to vote for all of the trustee nominees, including those who are members of the Nominating and Corporate Governance Committee.